Exhibit 10.2(a)

FIRST AMENDMENT TO COMMERCIAL LEASE

This First Amendment to Commercial Lease (“Amendment”) is made and entered into the 30 day of June, 2015, by and between MU Plymouth Ponds LLC, a Minnesota limited liability company (“Landlord”) and Entellus Medical, Inc., a Delaware corporation (“Tenant”).

RECITALS

A.	Landlord and Tenant entered into a Commercial Lease dated June 30, 2014 (the “Lease”) relating to the land and building in Plymouth, MN, Hennepin County, Minnesota legally described on Exhibit A to the Lease and that certain portion of the building thereon designated as Suite 50, 3500 Holly Lane North, Plymouth, MN, demised as shown on the Exhibit B to the Lease consisting of approximately 7,377 square feet (the “Premises”) as follows: 0 square feet of office space, 7,340 square feet of warehouse space and 37 square feet of shared mechanical space.

B.	Tenant desires to extend the Term of the Lease, and Landlord has agreed to such request but only on the terms and conditions set forth in this Amendment.

LEASE AMENDMENT

1. Recitals. The foregoing Recitals are true and accurate and are incorporated herein as part of the agreement of the parties.

2. Extension of Term. The Term of the Lease is hereby extended so as to now expire on June 30, 2021, unless sooner terminated to the extent permitted pursuant to this Section 2 or under the Lease. Notwithstanding the foregoing, provided Tenant is not in default under the Lease beyond the passage of any applicable period of cure, grace or notice at the time of exercise of its option or at the time of termination hereunder, Tenant may terminate the Lease by giving Landlord no less than one hundred eighty (180) days prior written notice, which termination shall be effective as of the last day of any calendar month; provided, however, that said termination right shall become null and void and of no further force or effect if Tenant exercises its right to extend the Term of the Lease for the Extended Term pursuant to Section 6(a) below.

3. Base Rent. Tenant shall continue to pay to Landlord the monthly installments of Base Rent due for the Premises in the amounts set forth in Article 42 of the Lease through and including August 31, 2018.

Commencing on September 1, 2018 and continuing on the first (1st) day of each and every month thereafter for the duration of the Term, as extended by this Amendment, Tenant shall pay to Landlord the following monthly Base Rent for the Premises:

Period of Term	Base Rent PSF	Monthly Base Rent	Annual Base Rent
9/1/2018 to 8/31/2019	$5.10	$3,135.23	$37,622.70
9/1/2019 to 8/31/2020	$5.25	$3,227.44	$38,729.25
9/1/2020 to 6/30/2021	$5.40	$3,319.65	$39,835.80

4. Additional Rent. Tenant agrees that in addition to Base Rent, Tenant shall continue to pay to Landlord Additional Rent due under Article 3 of the Lease for Real Estate Taxes and Operating Expenses throughout the Term of the Lease, as extended by this Amendment.

5. Utilities. Tenant shall continue to pay all costs for utility services for Premises pursuant to Article 5 of the Lease throughout the Term of the Lease, as extended by this Amendment.

6. Option to Extend Term.

a. Subject to Sections 6(b) and 6(c) below, provided the Lease or Tenant’s right of possession thereunder has not been earlier terminated, Tenant shall have the right to extend the Term of the Lease as to all, but not less than all, of the Premises being leased under the Lease for one (1) period of three (3) years (the “Extended Term”) beginning on July 1, 2021, subject to the following terms and conditions:

(i) Tenant shall give written notice to Landlord of the exercise of Tenant’s right to extend the Term of the Lease no later than January 1, 2021, time being of the essence (the “Renewal Notice”). If no such Renewal Notice is timely given, the Lease shall terminate as of June 30, 2021;

(ii) Tenant shall not be in default under the Lease beyond the passage of any applicable period of cure, grace or notice at the time of giving the Renewal Notice or at any time thereafter to and including the commencement of the Extended Term; and

(iii) The extension of the Term hereunder for the Extended Term shall be on the same terms and conditions as are applicable to the Term expiring on June 30, 2021; provided, however, (1) Tenant shall have no further right to extend the Term of the Lease beyond the end of the Extended Term, (2) Tenant shall lease the Premises in its then-existing “AS-IS” condition, without any obligation on the part of Landlord to make any alterations or improvements thereto or to provide any allowances to Tenant (provided, however, that this provision shall not be construed to amend any provisions of the Lease, including without limitation any maintenance and/or repairs obligations of Landlord under the Lease), and Landlord shall not pay any brokerage commissions or finder’s fees, and (3) the Base Rent payable by Tenant to Landlord for the Extended Term shall be as follows:

Months	Price Per Square Foot	Monthly	Annually
7/1/2021 to 6/30/2022	$5.55	$3,411.86	$40,942.35
7/1/2022 to 6/30/2023	$5.70	$3,504.08	$42,048.90
7/1/2023 to 6/30/2024	$5.85	$3,596.29	$43,155.45

b. It is acknowledged and agreed by the parties that the right of Tenant to extend the Term of the Lease under this Section 6 is personal to Entellus Medical, Inc. (the “Original Tenant”) and its Affiliates (as defined in Article 21(a) of the Lease) and should said Original Tenant assign the Lease or sublet all or any part of the Premises to any person or entity other than an Affiliate, the right of Tenant to extend the Term of the Lease under Section 6(a) above shall automatically terminate, and said Section 6(a) above shall become null and void and of no further force or effect.

c. Landlord and Tenant acknowledge that they are parties to a Commercial Lease dated February 27, 2012 (the “Plymouth Ponds 4 Lease”), as amended by a First Amendment to Lease dated of even date herewith (the “Plymouth Ponds 4 Amendment”) for Suite 40, 3600 Holly Lane North, Plymouth, MN. Notwithstanding anything herein to the contrary, Tenant may only extend the Term of the Lease under said Section 6(a) if Tenant has properly exercised its right to extend that term of the Plymouth Ponds 4 Lease pursuant to Section 9 of the Plymouth Ponds 4 Amendment.

7. Condition of Premises. Tenant accepts the Premises as is, where is, and without any warranty or representation, express or implied, or arising by operation of law, including, but in no way limited to, any warranty of quantity, quality, condition, habitability, merchantability, suitability or fitness for a particular purpose; provided, however, that this provision shall not be construed to amend any provisions of the Lease, including without limitation any maintenance and/or repairs obligations of Landlord under the Lease.

8. Void Provisions. The following provisions shall be, and they hereby are rendered null and void and of no further force or effect:

Article 45 of the Lease entitled “Tenant Improvements”; and

Article 46 of the Lease entitled “Notice of Available Space”.

9. Brokerage. Each of the parties represents and warrants that there are no claims for brokerage commissions or finder’s fees in connection with this Amendment, and agrees to indemnify the other party against, and hold it harmless from all liabilities arising from any claim for leasing commissions asserted by a broker, agent or other person or entity claiming through the indemnifying party, including without limitation, reasonable attorneys’ fees incurred in connection therewith.

10. Ratification. Except as amended by this Amendment, all of the terms, covenants, and conditions of the Lease shall remain in full force and effect and are hereby ratified and confirmed. In the event of a conflict between the terms of the Lease and the terms of this Amendment, the terms of this Amendment shall control.

11. Submission. Submission of this unexecuted Amendment by Landlord or Landlord’s agent to Tenant for examination and/or execution will not bind Landlord unless and until this Amendment is fully signed and delivered by Landlord and Tenant; provided, however, the execution and delivery by Tenant of this Amendment to Landlord shall constitute an irrevocable offer by Tenant of the terms and conditions herein contained, which offer may not be revoked for thirty (30) days after such delivery.

12. Authority of Parties. Landlord represents and warrants to Tenant that Landlord has full power, right and authority to execute and perform this Amendment. Tenant represents and warrants to Landlord that Tenant has full power, right and authority to execute and perform this Amendment. Furthermore, Tenant represents and warrants to Landlord that the officer, partner and/or member signing this Amendment on behalf of Tenant has been given the right, power and authority to execute this Amendment in such capacity.

13. Counterparts. This Amendment may be executed in one or more counterparts, each evidencing, however, the single agreement between the parties.

IN WITNESS WHEREOF, Landlord and Tenant have caused these presents to be executed in form and manner sufficient to bind them at law, as of the day and year first above written.

TENANT:		LANDLORD:

ENTELLUS MEDICAL, INC.		MU PLYMOUTH PONDS LLC

By:	/s/ Thomas E. Griffin	By:	/s/ Bradley L. Moen
Its:	Chief Financial Officer		Bradley L. Moen, Vice President

	/s/ Stephen R. Paidosh	By:	/s/ Richard E. Student
	VP Operations		Richard E. Student, Vice President